Exhibit 3.05

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

CERTIFIED DIABETIC SERVICES, INC.

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES B CONVERTIBLE PREFERRED STOCK

Certified Diabetic Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by applicable corporate law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, has and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, $.01 par value per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers, and restrictions thereof, as follows:

SERIES B CONVERTIBLE PREFERRED STOCK DESIGNATION AND AMOUNT

Two thousand and five hundred (2,500) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Convertible Preferred Stock” with the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations.

1. Stated Value. The stated value of each issued share of Series B Convertible Preferred Stock shall be deemed to be $1,000.00 (the “Stated Value”), as the same may be equitably adjusted whenever there may occur a stock dividend, stock split, combination, reclassification, or similar event affecting the Series B Convertible Preferred Stock.

2. Dividends. Each holder of one or more shares of Series B Convertible Preferred Stock shall be entitled to receive, prior to and in preference to any declaration or payment of any dividend on any other shares of capital stock of the corporation, a dividend for each share of Series B Convertible Preferred Stock at a rate per annum equal to eight percent (8%) of the Stated Value (as such term is defined in Section 1) thereof, payable at a rate of two percent (2%) per quarter ($20 per share) on the last day of March, June, September and December. Dividends for any partial period will be calculated to the date of conversion by the shareholder or redemption by the Corporation.

3. Liquidation, Dissolution, or Winding Up.

(a) Payments to Holders of Series B Convertible Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders before any payment shall be made to the holders of common stock of the Corporation or any other class or series of stock ranking on liquidation junior to the Series B Convertible Preferred Stock (such Common Stock and other stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount equal to the Stated Value, plus accrued and unpaid dividends. If upon any such liquidation, dissolution, or winding up of the Corporation, the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Convertible Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Convertible Preferred Stock, the full preferential amount to which they shall be entitled, the holders of shares of Series B Convertible Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Convertible Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid first to the holders of the holders of Series B Convertible Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the Series B Convertible Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Certificate of Incorporation.

4. Voting.

(a) Except as set forth in Section 4(b) below, the Series B Convertible Preferred Stock is non-voting capital stock.

(b) So long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Convertible Preferred Stock, materially alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock, as set forth in this Certificate of Designations, or increase or decrease the total number of authorized shares of Series B Convertible Preferred Stock.

5. Optional Conversion. The holders of the Series B Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time on or prior to July 31, 2008, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value per share by the Series B Conversion Price (as defined below). The “Series B Conversion Price” shall be equal to $.50. In the event of a liquidation, dissolution, or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Convertible Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) For a holder of Series B Convertible Preferred Stock to voluntarily convert shares of Series B Convertible Preferred Stock into shares of Common Stock, that holder shall surrender the certificate or certificates for such shares of Series B Convertible Preferred Stock (or, if the registered holder alleges that such certificate has been lost, stolen, or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft, or destruction of such certificate), at the office of the transfer agent for the Series B Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that the holder elects to convert all or any number of the shares of the Series B Convertible Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. The notice shall state the holder’s name or the names of the nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her, or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of the date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to the holder of Series B Convertible Preferred Stock, or to his, her, or its nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times while the Series B Convertible Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(iii) All shares of Series B Convertible Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, to vote, and to receive payment of any dividends accrued or declared but unpaid thereon, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series B Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Convertible Preferred Stock accordingly.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the issuance of the Series B Convertible Preferred Stock effect a subdivision of the outstanding Common Stock, the Series B Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the issuance of the Series B Convertible Preferred Stock combine the outstanding shares of Common Stock, the Series B Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation, or merger involving the Corporation in which the Common Stock (but not the Series B Convertible Preferred Stock) is converted into or exchanged for securities, cash, or other property, then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each share of Series B Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.

6. Redemption. The shares of Series B Convertible Preferred Stock may be redeemed by the Corporation as follows:

(a) Optional Redemption. During the Redemption Period (as defined below), the Corporation shall have the right, at its election, to call or to redeem all or any shares of Series B Convertible Preferred Stock at a price equal to the Stated Value per share plus any unpaid dividends (the “Redemption Price”). The “Redemption Period” commences on July 31, 2008 and ends on October 31, 2008.

(b) Mechanics of Redemption. Upon approval and written notice by the Corporation’s Board of Directors (the “Redemption Notice”), the Corporation shall redeem all or part of the then outstanding Series B Convertible Preferred Stock on such date set forth in the Redemption Notice (the “Redemption Date”); provided, however, that the Redemption Notice shall be mailed during the Redemption Period and the Redemption Date shall occur during the

Redemption Period. All holders of Series B Convertible Preferred Stock shall deliver to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series B Convertible Preferred Stock or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the Series B Convertible Preferred Stock to be redeemed on the Series B Redemption Date, duly endorsed for transfer to the Corporation (if required by it) on or before the applicable Redemption Date. Each redemption of Series B Convertible Preferred Stock shall be made pro rata (so that the number of shares of Series B Convertible Preferred Stock held by each registered owner whose shares are being redeemed shall be reduced in an amount which shall bear the same ratio to the total number of shares of Series B Convertible Preferred Stock being redeemed as all such shares then held by such registered owner bears to the aggregate number of shares of Series B Convertible Preferred Stock then outstanding).

(c) Redemption Notice. The Redemption Notice shall be mailed, postage prepaid, to each holder of record of Series B Convertible Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Florida Business Corporation Act, not less than five (5) days prior to each Redemption Date. Each Redemption Notice shall state:

(I)	the number of shares of Series B Convertible Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(II)	the Redemption Date and the Redemption Price;

(III)	the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 5(a)); and

(IV)	that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her, or its certificate or certificates representing the shares of Series B Convertible Preferred Stock to be redeemed.

(d) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series B Convertible Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her, or its right to convert such shares as provided in Section 5 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all of the shares of Series B Convertible Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Convertible Preferred Stock shall promptly be issued to such holder.

(e) Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold, or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Convertible Preferred Stock following redemption

7. Waiver. Any of the rights, powers, or preferences of the holders of Series B Convertible Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series B Convertible Preferred Stock then outstanding.

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IN WITNESS WHEREOF, this Certificate of Designations has been executed by a duly authorized officer of the Corporation on this 27th day of November, 2006.

CERTIFIED DIABETIC SERVICES, INC.

By:	/s/ Lowell M. Fisher
Name:	Lowell M. Fisher
Title:	Chairman and Chief Executive Officer